Exhibit 99.1

Ultralife Batteries, Inc. Elects Paula H. J. Cholmondeley to Board of
Directors

    NEWARK, N.Y.--(BUSINESS WIRE)--June 15, 2004--Ultralife Batteries, Inc., (NASDAQ:ULBI) announced the election of Paula H. J. Cholmondeley to its board of directors. Ms. Cholmondeley, 57, was elected at the Company's Annual Shareholders meeting on June 10, until recently served as General Manager of the Specialty Products division of Sappi Fine Paper, N.A.
    Previously, Ms. Cholmondeley held several leadership roles at Owens-Corning including Vice President of Business Development & Global Sourcing, General Manager of the residential insulation division and President of the Miraflex division. At The Faxon Company, a provider of computer-based library subscription services, she served as Vice President & General Manager of the International Division. At Westinghouse Elevator, Ms. Cholmondeley held several management positions, including Vice President of Strategic Planning, and Manager of Latin American Operations & International Business Development. Ms. Cholmondeley who is a CPA has extensive finance experience including CFO of Blue Cross Blue Shield of Greater Philadelphia, CFO of ad agency Zebra Associates and interim CFO of Owens-Corning.
    John D. Kavazanjian, Ultralife's president and chief executive officer, said: "We are extremely delighted to have Paula join our board. With her vast background and experience in the areas of international business development, strategic planning and finance at a broad range of companies, she will further strengthen our board, supporting our goal to create continued value for our shareholders."

    About Ultralife Batteries, Inc.

    Ultralife is a leading developer, manufacturer, and marketer of standard and customized lithium primary (non-rechargeable), lithium ion and lithium polymer rechargeable batteries. Ultralife's high-energy batteries use advanced lithium technology and are used in military, industrial and consumer portable electronic products. Through its range of standard products and ability to customize for a wide range of applications, Ultralife is able to provide the next generation of battery solutions. OEM, retail and government customers include Energizer, Kidde Safety, Philips Medical Systems, Radio Shack and the national defense agencies of the United States and United Kingdom, among others.
    Ultralife's headquarters, principal manufacturing and research facilities are in Newark, New York, near Rochester. Ultralife (UK) Ltd., a second manufacturing and research facility, is located in Abingdon, U.K. Both facilities are ISO-9001 certified.

    This press release contains forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include: loss of business with the U.S. government, worsening global economic conditions, world events, increased competitive environment and pricing pressures, disruptions related to restructuring actions and delays. Further information on these factors and other factors that could affect Ultralife's financial results is included in Ultralife's Securities and Exchange Commission (SEC) filings, including the latest Annual Report on Form 10-K.

    Detailed information on Ultralife is available at the Company's web site, www.ultralifebatteries.com.

    Ultralife(R) is a registered trademark Ultralife Batteries, Inc.

    CONTACT: Ultralife Batteries, Inc.
             Peter Comerford, 315-332-7100
             pcomerford@ulbi.com
                            or
             Investor Relations:
             Lippert/Heilshorn & Associates, Inc.
             Jody Burfening, 212-838-3777
             jburfening@lhai.com
                            or
             Media:
             Lippert/Heilshorn & Associates, Inc.
             Chenoa Taitt, 212-201-6635
             ctaitt@lhai.com